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                                                                    Exhibit 5.1


                        McGrath, North, Mullin & Kratz, P.C.
                         Suite 1400 One Central Park Plaza
                              222 South Fifteen Street
                               Omaha, Nebraska  68102
                                   (402) 341-3070


                                  January 15, 1999

InaCom Corp.
10810 Farnam Drive
Omaha, NE  68154

Ladies and Gentlemen:

     We have acted as counsel for InaCom Corp., a Delaware corporation ("InaCom"), in connection with the proposed merger of a wholly-owned subsidiary of InaCom with and into Vanstar Corporation, a Delaware corporation ("Vanstar") with Vanstar being the surviving corporation and a wholly-owned subsidiary of InaCom (the "Merger"), pursuant to an Agreement and Plan of Merger dated October 8, 1998 among InaCom, Vanstar and the InaCom subsidiary (the "Merger Agreement").
     We have examined such corporate records and other documents, including the registration statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to shares of InaCom common stock (the "Common Stock") to be issued by InaCom in connection with the Merger and have reviewed such matters of law as we have deemed necessary for this opinion.
     Based upon the foregoing, we are of the opinion that under the laws of the State of Delaware, pursuant to which InaCom is incorporated, upon the issuance of the shares of Common Stock in accordance with the terms of the Merger Agreement after the Registration Statement becomes effective, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.
                    Yours very truly,


                    McGrath, North, Mullin & Kratz, P.C.



                    By: /s/ David Hefflinger
                       ------------------------------
                         For the Firm